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                                  Exhibit 16.1




LETTERHEAD


April 29, 1999


Securities and Exchange Commission
Washington, DC 20549

Re: Kaleidoscope Media Group, Inc.
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Ladies and Gentlemen:

We were previously the principal accountants for Kaleidoscope Media Group, Inc. ("KMG") and, under the date of April 14, 1998, we reported on the consolidated financial statements of KMG and subsidiaries as of and for the years ended December 31, 1997 and 1996. We were terminated as KMG's auditors on April 7, 1999. We have read KMG's statements included under Item 4 of its Form 8-K/A dated April 29, 1999 and we agree with such statements.

Very truly yours,



/s/ Paneth, Haber & Zimmerman LLP
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Paneth, Haber & Zimmerman LLP